Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Daniel Briggs
Vice President, Finance and Investor Relations
(212) 907-6134
The BISYS Group, Inc.
(NYSE: BSG)
www.bisys.com
BISYS® PROVIDES BUSINESS UPDATE FOR FISCAL FOURTH QUARTER
— Bruce Dalziel Joins BISYS as Executive Vice President and Chief Financial Officer —
— Jim Fox Resigns Positions of Executive Vice President and CFO —
— Conference Call, Webcast and Archived Replay Planned —

NEW YORK, N.Y. (August 15, 2005) — BISYS, a leading provider of outsourcing solutions for the financial services sector, today provided a business update for its fiscal fourth quarter.
Russell Fradin, BISYS President and CEO, reported, “In light of the pending restatement of our financial results which we announced on July 25th, we are not providing detailed financial results at this time. We can report, however, that excluding the potential impact of the pending restatement, BISYS’ financial results were generally in line with our expectations and consistent with our stated objectives for the final quarter of the fiscal year.”
“Our Investment Services and Insurance Services groups each continued to generate internal revenue growth and to expand their operating margin compared to the quarter a year ago. Our Information Services group performed well and consistent with our expectations. Information Services internal revenue was mildly negative compared to the quarter a year ago, as we completed the anniversary of a
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client loss which occurred in fiscal year 2004. We also continue to generate solid cash flow in each of our businesses.
“While we remain generally pleased with the operating results of our three business groups, our corporate expenses have continued to run at an elevated level, due principally to expenses associated with the ongoing SEC investigation in our fund services business and the additional SEC and internal investigations related to our accounting. While we anticipate an elevated level of expenditure to continue in the near term, we do expect these expenses to decrease from the level we experienced in our fiscal fourth quarter.”
The Company also announced that Bruce Dalziel has joined BISYS as Executive Vice President and Chief Financial Officer. Mr. Dalziel brings over 20 years of financial experience to BISYS, most recently serving as Chief Financial Officer of DoubleClick, Inc. Previously, he served for over fourteen years in various financial and operating roles at Prudential Insurance Company of America, including Chief Financial Officer for Prudential’s International Insurance division, and Corporate Vice President of Planning and Analysis.
In addition, the Company has announced that Jim Fox has resigned his positions as Executive Vice President and Chief Financial Officer. Mr. Fox has agreed to remain with the Company during a period of transition.
Mr. Fradin added, “We welcome Bruce to BISYS, and look forward to his contributions. In addition, we thank Jim for his valuable contributions over the last two years and for his continued assistance during this transition period. We wish him well in his future endeavors.”
The Company will host a conference call and webcast to discuss its fiscal fourth quarter business update. The webcast can be accessed on the “Investor Relations” tab of BISYS’ Web site at www.bisys.com.
The webcast of the conference call, which will be hosted by Russell Fradin, President and CEO, will begin at 8:30 a.m. ET on Tuesday, August 16, 2005. Those wishing to listen to the discussion are asked to log on five minutes prior to the scheduled start time. An archive of the presentation will be available on the BISYS Web site beginning at approximately 12:00 p.m. ET on Tuesday, August 16, 2005.
Management’s prepared presentation for the conference call, which will include an update of all the Company’s lines of business, will also be available on BISYS’ website prior to the webcast.
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About BISYS
The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms, insurance companies, and banks to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans and other investment products. Through its Insurance Services group, BISYS is the nation’s largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial property/casualty insurance, long-term care, disability, and annuity products. BISYS’ Information Services group provides industry-leading information processing, imaging, and back-office services to banks, insurance companies and corporate clients. Headquartered in New York, BISYS generates more than $1 billion in annual revenues worldwide. Additional information is available at www.bisys.com.
Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company’s operations, markets, services and related products, prices and other factors discussed in the Company’s periodic filings with the Securities and Exchange Commission. These documents can be accessed on the Company’s website at www.bisys.com under the “Investor Relations” tab. Forward-looking statements are only predictions, not guarantees of performance, and speak only as of the date they are made. Among the forward-looking statements included in this press release are The BISYS Group’s descriptions of certain results of its fiscal year and fiscal fourth quarter and comparable periods from last fiscal year. These statements are dependent on the completion of the Audit Committee’s investigation, the restated financial statements and PricewaterhouseCoopers LLP, our independent registered accountants’, audits. The Company disclaims any obligation to update or amend these statements in light of new information, future events or otherwise.
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